[Certain identified information has been excluded from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed]

DISTRIBUTION AGREEMENT

This Distribution Agreement (this “Agreement”), dated [Date], is made by and among Dynamic Alternatives Fund, a Delaware statutory trust (the “Fund”), Hamilton Capital, LLC, an Ohio limited liability company (the “Advisor”), and Ultimus Fund Distributors, LLC, a limited liability company organized under the laws of the state of Ohio (“Distributor”).

Background

The Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and it desires that Distributor act as the Fund’s principal underwriter and distribute its shares of beneficial interest (the “Shares”). Distributor is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions

1.	Applicable Law

For the duties and responsibilities under this Agreement, each party is currently abiding, and will continue to abide, by all applicable federal and state laws, including, without limitation, federal and state securities laws; regulations, rules, and interpretations of the U.S. Securities and Exchange Commission (“SEC”) and its authorized regulatory agencies and organizations, including the Financial Industry Regulatory Authority, Inc. (“FINRA”); and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

2.	Appointment of Distributor

2.1.	The Fund retains Distributor to act as its principal underwriter/distributor for the distribution of the Shares and to perform the distribution services as set forth below (collectively, the “Services”). Distributor accepts such employment to perform the Services. While this Agreement is in force, the Fund shall not sell any Shares except on the terms set forth in this Agreement. Notwithstanding any other provision hereof, the Fund may terminate, suspend, or withdraw the offering of Shares whenever, in its sole discretion, it deems such action to be desirable.

2.2.	Distributor does not agree to sell any specific number of Shares. Distributor, as agent for the Fund, undertakes to sell Shares only against orders therefor.

2.3.	The Fund reserves the right to issue any Shares at any time directly to existing holders of Shares (“Shareholders”) or to other persons at not less than the public offering price (as defined below) and to issue Shares in exchange for substantially all the assets of any corporation or trust or for the shares of any corporation or trust.
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3.	Distribution Services

3.1.	Distributor will have the right, as agent for the Fund, to enter into dealer agreements with responsible investment dealers, and to sell Shares to such investment dealers against orders therefor at the public offering price (as defined below) stated in the Fund’s effective Registration Statement on Form N-2 under the 1940 Act and the Securities Act of 1933, as amended (the “Securities Act”), including the then-current prospectus and statement of additional information (the “Registration Statement”). Upon receipt of an order to purchase Shares from a dealer with whom Distributor has a dealer agreement, Distributor will promptly cause such order to be filled by the Fund.

3.2.	Distributor will also have the right, as agent for the Fund, to sell such Shares to the public against orders therefor at the public offering price (as defined below) and in accordance with the Registration Statement.

3.3.	Distributor will also have the right to take, as agent for the Fund, all actions which, in Distributor’s reasonable judgment, are necessary to carry into effect the distribution of the Shares.

3.4.	The “public offering price” for the Shares of the Fund shall be the net asset value (“NAV”) of the Shares then in effect, plus any applicable sales charge determined in the manner set forth in the Registration Statement or as permitted by the 1940 Act and the rules and regulations promulgated by the SEC or other applicable regulatory agency or self-regulatory organization under the oversight of the SEC. In no event shall any applicable sales charge exceed the maximum sales charge permitted by the Rules of FINRA.

3.5.	The NAV of the Shares of the Fund shall be determined in the manner provided in the Registration Statement, and when determined shall be applicable to transactions as provided for in the Registration Statement. The NAV of the Shares shall be calculated by the Fund or by another entity on behalf of the Fund. Distributor shall have no duty to inquire into or liability for the accuracy of the NAV per Share as calculated.

3.6.	On every sale, the Fund shall receive the applicable NAV of the Shares promptly, but in no event later than the second business day following the date on which Distributor shall have received an order for the purchase of the Shares.

3.7.	Upon receipt of purchase instructions, Distributor will transmit such instructions to the Fund or its transfer agent for the issuance and registration of the Shares purchased.

3.8.	[RESERVED]

3.9.	Distributor shall maintain membership with the National Securities Clearing Corporation (“NSCC”) and any other similar successor organization to sponsor a participant number for the Fund so as to enable the Shares to be traded through FundSERV. The Distributor shall not be responsible for any operational matters associated with FundSERV or networking transactions.

3.10.	Distributor will review all proposed advertising materials and sales literature for compliance
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with Applicable Law and shall file such materials with appropriate regulators as required by current laws and regulations. Distributor agrees to furnish the Fund with any comments provided by regulators with respect to such materials.

3.11.	Distributor acknowledges and agrees that it is not authorized to provide any information or make any representation regarding the Fund other than as contained in the Registration Statement and any sales literature and advertising materials specifically approved by the Fund.

3.12.	Distributor shall prepare or cause to be prepared reports for the Board of Trustees (the “Board”) of the Fund regarding its activities under this Agreement as reasonably requested by the Board.

4.	Allocation of Charges and Expenses

4.1.	Distributor shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement.

4.2.	In the performance of its obligations under this Agreement, Distributor will pay only the costs incurred in qualifying as a broker or dealer under state and federal laws and in establishing and maintaining its relationships with the dealers selling the Shares. All other costs in connection with the offering of the Shares will be paid by the Fund or the Advisor in accordance with agreements between them as permitted by Applicable Law. These costs include, but are not limited to, distribution fees, shareholder servicing fees, set-up costs, or other fees or compensation paid to the dealers or others selling or servicing the Shares, licensing fees, filing fees (including to FINRA), travel expenses, and such other expenses as may be incurred by Distributor on behalf of the Fund.

5.	Compensation

5.1.	The Fund or the Advisor shall pay for the Services to be provided by Distributor under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to this Agreement (“Fee Letter”), which may be amended from time to time. The Fee Letter is incorporated by reference into this Agreement.

5.2.	If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, Distributor’s compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the Fee Letter. The Fund or the Advisor shall promptly pay Distributor’s compensation for the preceding month.

5.3.	In the event that the SEC, FINRA, or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to underwriters or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Distributor as mutually agreed to by the parties.
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5.4.	In the event that any fees are disputed, the Fund or the Advisor shall, on or before the due date, pay all undisputed amounts due hereunder and notify Distributor in writing of any disputed fees which it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which Distributor provides to the Fund documentation which reasonably supports the disputed charges.

6.	Maintenance of Books and Records; Record Retention

6.1.	Distributor shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by Applicable Law.

6.2.	Ownership of Records

A.	Distributor agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the Fund.

B.	Distributor agrees to provide the Client Records of the Fund upon reasonable request, and to make such books and records available for inspection by the Fund or its regulators at reasonable times.

C.	Distributor agrees to furnish to the Fund, at the expense of the Fund, all Client Records in the electronic or other medium in which such material is then maintained by Distributor as soon as practicable after any termination of this Agreement. Unless otherwise required by Applicable Law, Distributor shall promptly turn over to the Fund, or, upon the written request of the Fund, destroy the Client Records maintained by Distributor pursuant to this Agreement. If Distributor is required by Applicable Law to maintain any Client Records, it will provide the Fund with copies as soon as reasonably practical after the termination.

6.3.	Distributor agrees to keep confidential all Client Records, except when requested to divulge such information by duly constituted authorities or court process.

6.4.	If Distributor is requested or required to divulge such information by duly constituted authorities or court process, Distributor shall, unless prohibited by law, promptly notify the Fund of such request(s) so that the Fund may seek an appropriate protective order.

7.	Effective Date

This Agreement shall become effective as of the date first written above (the “Agreement Effective Date”).

8.	Subcontracting

Distributor may, at its expense, subcontract with any entity or person concerning the provision of the Services, with the prior written consent of the Fund, such consent not to be unreasonably withheld; provided, however,

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that Distributor shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and Distributor shall be responsible, to the extent provided in Section 11, for all acts of a subcontractor.

9.	Term; Amendments; Successor Investment Company

9.1.	Initial Term. This Agreement shall continue in effect, unless earlier terminated as provided under this Section 9, for a period of two (2) years from the Agreement Effective Date (the “Initial Term”).

9.2.	Renewal Terms. Immediately following the Initial Term, this Agreement shall renew for successive one (1) year periods (a “Renewal Term”) subject to annual approval of such continuance by the Board, including the approval of a majority of the trustees of the Fund who are not interested persons, as that term is defined in the 1940 Act (the “Independent Trustees”), of the Fund or of Distributor by vote cast in accordance with the 1940 Act or any exemptive relief therefrom at a meeting called for the purpose of voting on such approval.

9.3.	Termination. A party may terminate this Agreement under the following circumstances.

A.	Assignment. This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment, as that term is defined in the 1940 Act, by any party hereto.

B.	Termination. Either the Fund or Distributor may at any time terminate this Agreement on sixty (60) days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party.

C.	Final Payment. Any unpaid compensation or reimbursement of expenses is due to Distributor within 15 calendar days of the termination date provided in the notice of termination.

D.	Transition. Upon termination of this Agreement, Distributor will cooperate with any reasonable request of the Fund to effect a prompt transition to a new underwriter selected by the Fund. Distributor shall be entitled to collect from the Fund and/or the Advisor, in addition to the compensation described in the applicable Fee Letter, the amount of all of Distributor’s cash disbursements reasonably made for services in connection with Distributor’s activities in effecting such termination, including, without limitation, the delivery to the Fund or its designees the Fund’s property, records, instruments, and documents.

9.4.	Amendments. This Agreement may be amended by written instrument only if such amendment is approved (i) by Distributor and (ii) by the Board, including the approval of a majority of the Independent Trustees by vote cast in accordance with the 1940 Act and any exemptive relief therefrom at a meeting called for the purpose of voting on such approval.
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10.	Additional Classes of Shares

In the event that the Fund establishes one or more classes of shares after the Agreement Effective Date, each such class of shares shall be added to this Agreement through an amendment hereto, subject to approval by the Board, including the approval of a majority of the Independent Trustees by vote cast in accordance with the 1940 Act and any exemptive relief therefrom at a meeting called for the purpose of voting on such approval.

11.	Standard of Care; Limits of Liability; Indemnification

11.1.	Standard of Care. Each party’s duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its reasonable best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising directly or indirectly out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise directly or indirectly out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

11.2.	Limits of Liability

A.	Distributor shall not be liable for any Losses (as defined below) arising from the following:

(1)	performing Services or duties pursuant to any instruction, notice, or other instrument that Distributor reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Fund;

(2)	operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3)	any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Distributor’s reasonable control; and

(4)	any error, action or omission by the Fund.

B.	Distributor may apply to the Fund at any time for instructions and may consult with counsel for the Fund, counsel for the Fund’s Independent Trustees, and with accountants and other experts with respect to any matter arising in connection with Distributor’s duties or the Services. Distributor shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion.

C.	A copy of the Fund’s Agreement and Declaration of Trust (“Declaration of Trust”) is on file with the Secretary of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Fund and not the Fund’s trustees individually and that the obligations of this instrument are not binding upon any of the trustees, officers, or Shareholders individually, and that such obligations are binding only upon
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the assets and property of the Fund, and Distributor shall look only to the assets of the Fund for the satisfaction of such obligations.

D.	Distributor shall not be held to have notice of any change of authority of any officer, agent, representative, or employee of the Fund, the Advisor, or any of the Fund’s other service providers, until receipt of written notice from the Fund.

E.	The Board has and retains primary responsibility for oversight of all compliance matters relating to the Fund, including, but not limited to, compliance with the 1940 Act and the USA PATRIOT Act of 2001. Distributor’s monitoring and other functions hereunder shall not relieve the Board of its duties to oversee such compliance matters.

F.	To the maximum extent permitted by law, the Fund agrees to limit Distributor’s liability for the Fund’s Losses (as defined below) to an amount that shall not exceed the total compensation received by Distributor under this Agreement during the most recent rolling 12-month period or, if the Agreement is in effect for less than a year at the time of liability, then the most recent one-month period annualized. This limitation shall apply regardless of the cause of action or legal theory asserted.

G.	No party hereto shall be liable for any special, indirect, incidental, punitive, consequential or exemplary losses or damages suffered by the other parties hereto, whether or not the likelihood of such losses or damages was known by the party.

11.3.	Indemnification

A.	Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees or directors, officers, employees, and other agents (collectively, the “Indemnitees”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising directly or indirectly out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees own willful misfeasance, bad faith or gross negligence or reckless disregard of its duties under this Agreement; (2) any violation of Applicable Law by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities hereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

B.	Notwithstanding the foregoing provisions, the Fund and the Advisor shall indemnify Distributor for Distributor’s Losses arising from circumstances under Section 11.2.A.
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C.	Upon the assertion of a claim for which any party may be required to indemnify another party, the party seeking indemnification shall promptly notify the other party(ies) of such assertion, and shall keep the other party(ies) advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the indemnifying party’s prior written consent.

D.	No person shall be obligated to provide indemnification under this Section 11.3 if such indemnification would be impermissible under Applicable Law; provided, however, in such event indemnification shall be provided under this Section 11.3 to the maximum extent so permissible.

11.4.	Dealer Agreement Indemnification

A.	Distributor acknowledges and agrees that certain dealers require that Distributor enter into dealer agreements (the “Non-Standard Dealer Agreements”) that contain certain representations, undertakings, and indemnification that are not included in the Distributor’s standard dealer agreement (the “Standard Dealer Agreement”).

B.	To the extent that Distributor is requested or required by the Fund to enter into any Non- Standard Dealer Agreement, the Fund shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) the Distributor’s actions or failures to act pursuant to any Non-Standard Dealer Agreement; (b) any representations made by the Distributor in any Non-Standard Dealer Agreement to the extent that the Distributor is not required to make such representations in the Standard Dealer Agreement; or (c) any indemnification provided by the Distributor under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification the Distributor provides to intermediaries in the Standard Dealer Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to the Fund or its Shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Distributor’s obligations or duties under the Non-Standard Dealer Agreement or by reason of Distributor’s reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement.

11.5.	The provisions of this Section 11 shall survive termination of this Agreement.

12.	Force Majeure

No party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications

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carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, or (unless such failures are within such party’s reasonable control) failure of the mails, transportation, communication, or power supply.

13.	Representations and Warranties

13.1.	Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

A.	It is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

B.	To the extent required by Applicable Law, it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

C.	It is conducting its business in compliance in all material respects with Applicable Law and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

D.	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement.

E.	This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

F.	Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other parties of such violation.

G.	It will promptly notify the other parties hereto of the commencement of any litigation or proceedings against it or any of its managers, officers or directors in connection with the issue or sale of any Shares.

13.2.	Representations of the Fund. The Fund represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

A.	(1) the Board has authorized the issuance of an unlimited number of Shares under the terms of its Declaration of Trust, however, only a fraction thereof will have been registered for sale to the public under the Securities Act as of the Agreement Effective
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Date, pursuant to the Registration Statement effective as of such date, (2) no Shares will be offered to the public until the Registration Statement under the Securities Act and the 1940 Act has been declared or becomes effective, and (3) the Shares are validly authorized and, when issued in accordance with the Registration Statement, will be fully paid and nonassessable.

B.	It shall cause the Advisor, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, to cooperate with Distributor and to provide it with such information, documents, and advice relating to the Fund as appropriate or requested by Distributor, in order to enable Distributor to perform its duties and obligations under this Agreement.

C.	To the knowledge of the Fund, the Fund’s Declaration of Trust, Bylaws, Registration Statement and any advertising materials and sales literature prepared by the Fund or its agent are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with Applicable Law.

D.	Any officer of the Fund shall be considered an individual who is authorized to provide Distributor with instructions and requests on behalf of the Fund (an “Authorized Person”) (unless such authority is limited in a writing from the Fund and received by Distributor) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Distributor the names of the Authorized Persons from time to time.

E.	The Fund owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Fund’s business and for the offer, issuance, distributions and sale of the Shares in accordance with the terms of the Registration Statement and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party.

F.	The Fund shall not file any amendment to the Registration Statement that materially amends any provision therein pertaining to Distributor, the distribution of the Shares or the applicable sales loads or public offering price without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to the Registration Statement, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

13.3.	Representations of the Distributor. The Distributor represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
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A.	It is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member in good standing of FINRA.

B.	The various procedures and systems Distributor has implemented with regard to safeguarding from loss, unauthorized access, or damage attributable to fire, theft, or any other cause the records and other data of the Fund and Distributor’s records, data, equipment facilities, and other property used in the performance of its obligations hereunder, are adequate and that Distributor will make such changes therein as are required for the secure performance of its obligations hereunder.

14.	Insurance

14.1.	Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other parties with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

14.2.	Notice of Claims. As it relates to the Services provided under this Agreement, each party shall notify the other parties of any material claims against the notifying party under such insurance, whether or not the party is covered by insurance, and, if requested by the non-notifying party, the notifying party shall aggregate and disclose all outstanding claims against the notifying party.

14.3.	Notice of Termination. A party shall promptly notify the other parties should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor.

15.	Information Provided By The Fund

15.1.	Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, the Fund will furnish or make available to Distributor the following:

A.	copies of the Declaration of Trust and any amendments thereto, certified by the proper official of the state in which such document has been filed;

B.	a copy of the Fund’s Bylaws and any amendments thereto;

C.	certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Fund to execute and deliver this Agreement and authorization for specified officers of the Fund to instruct Distributor thereunder;

D.	a list of all the officers of the Fund, together with specimen signatures of those officers
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who are authorized to instruct Distributor in all matters;

E.	the Fund’s most recent audited financial statements;

F.	the Fund’s Registration Statement and all amendments thereto filed with the SEC pursuant to the Securities Act and the 1940 Act;

G.	contact information for the Fund’s service providers, including but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel and chief compliance officer;

H.	a copy of procedures adopted by the Fund in accordance with Rule 38a-1 under the 1940 Act; and

I.	any material correspondence or other communication by the SEC, FINRA, any government or self-regulatory organization or its staff relating to the Fund, including any related to examinations of the Fund, requests by the SEC for amendments to the Registration Statement or any advertising or sales literature.

15.2.	After the Agreement Effective Date. After the Agreement Effective Date, the Fund will furnish or make available to Distributor any amendments to the items listed in Section 15.1 and promptly provide notice of the following:

A.	any material correspondence or other communication by the SEC, FINRA, any government or self-regulatory organization or its staff relating to the Fund, including any related to examinations of the Fund and any requests by the SEC for amendments to the Registration Statement or any advertising or sales literature;

B.	the happening of any event which makes untrue any statement of material fact made in the Registration Statement or which requires the making of a change in such Registration Statement in order to make the statements therein not misleading;

C.	if the Fund determines to suspend the sale of Shares at any time in response to conditions in the securities markets, and

D.	the commencement of any litigation or proceedings against the Fund or any of its officers or trustees in connection with the issue and sale of any of the Shares.

15.3.	Filings. The Fund shall provide or make available to Distributor draft Registration Statements prior to the filing of each Registration Statement or amendment thereto. In addition, the Fund shall forward copies of, or otherwise make available, any SEC filings, including Registration Statements, to Distributor promptly following the date of such filings.

15.4.	Advertising. The Fund represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor.
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16.	Compliance with Law and Rules of FINRA

16.1.	The Fund assumes full responsibility for the preparation and contents of each prospectus included in the Registration Statement.

16.2.	Distributor will require each dealer with whom Distributor has a dealer agreement to conform to the applicable provisions hereof and the Registration Statement with respect to the public offering price of the Shares, and neither Distributor nor any such dealer shall withhold the placing of purchase orders so as to make a profit thereby.

16.3.	Distributor agrees to furnish to the Fund sufficient copies of any agreements, plans or other materials it intends to use in connection with any sales of Shares in reasonably adequate time for the Fund to file and clear them with the proper authorities before they are put in use, and not to use them until so filed and cleared. Distributor will assume responsibility for the review and clearance of all advertisements and sales literature.

16.4.	Distributor, at its own expense, will qualify as dealer or broker, or otherwise, under all Applicable Law required in order that the Shares may be sold in such states as may be mutually agreed upon by the parties.

16.5.	Distributor shall not make or permit any representative, broker, or dealer to make, in connection with any sale or solicitation of a sale of the Shares, any representations concerning the Shares except those contained in the then current Registration Statement covering the Shares and in printed information approved by the Fund as information supplemental to such Registration Statement. Copies of the then effective Registration Statement and any such printed supplemental information will be supplied by the Fund to Distributor in reasonable quantities upon request.

17.	Compliance Policies and Procedures

17.1.	Anti-Money Laundering Compliance

A.	Each of Distributor and the Fund acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

B.	Distributor shall include specific contractual provisions regarding anti-money laundering compliance the agreements entered into by Distributor with any dealer or other financial intermediary that is authorized to effect transactions in Shares of the Fund.

C.	Each of Distributor and the Fund agrees that it will take such further steps, and
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cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to creating, maintaining and testing written procedures, policies, and controls reasonably designed to ensure compliance with the AML Acts (“AML Procedures and Policies”). Distributor undertakes that it will grant to the Fund, the Fund’s anti-money laundering officer (the “AML Officer”) and appropriate regulatory agencies, reasonable access to copies of Distributor’s AML Procedures and Policies, and related books and records to the extent they pertain to Distributor’s services hereunder. It is expressly understood and agreed that the Fund and the Fund’s AML Officer shall have no access to any of Distributor’s AML Procedures and Policies, books or records pertaining to other clients or services of the Distributor.

17.2.	Business Continuity/Disaster Recovery Plan. Distributor shall implement and maintain a business continuity/disaster recovery plan and policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards as are necessary to safeguard the Fund’s confidential information and the nonpublic personal information of Fund shareholders, all in accordance with industry standards and applicable regulatory requirements. Distributor agrees to maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) with respect to Distributor’s services under this Agreement, and to provide information with respect to the Compliance Program, including without limitation, information and certifications with respect to compliance with, and material violations of, the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by any Fund officer or the Board.

18.	Privacy and Confidentiality

18.1.	Definition of Confidential Information. The term “Confidential Information” shall mean all information that any party discloses (a “Disclosing Party”) to another party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or Shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

A.	any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

B.	any unpublished information concerning research activities and plans, customers, clients, Shareholders, strategies and plans, costs, operational techniques;

C.	any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

D.	Customer Information (as defined below).

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally, or marked appropriately.

Ultimus Distribution Agreement
Dynamic Alternatives Fund, [Date]	Page 14 of 19

18.2.	Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the Fund. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).

18.3.	Treatment of Confidential Information

A.	Each party agrees that at all times during and after the term of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

B.	Each party agrees that:

(1)	The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement;

(2)	Without limiting the foregoing, the Receiving Party shall apply at least the same degree of reasonable care used for its own confidential and proprietary information to avoid disclosure or use of Confidential Information under this Agreement;

(3)	The Receiving Party may disclose or provide access only to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements, and the Receiving Party or its employees may make copies of Confidential Information only to the extent reasonably necessary to carry out the obligations under this Agreement; and

(4)	The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

18.4.	Severability. This provision and the obligations under this Section 18 shall survive termination of this Agreement.

19.	Press Release

Within the first 60 days of the Agreement Effective Date, the Fund agrees to review in good faith a press release (in any format or medium) announcing the Agreement with Distributor; provided that Distributor must obtain the Fund’s prior written consent prior to publication of such release, which consent may only be reasonably denied by the Fund.

Ultimus Distribution Agreement
Dynamic Alternatives Fund, [Date]	Page 15 of 19

20.	Non-Exclusivity

The services of Distributor rendered to the Fund are not deemed to be exclusive. Except to the extent necessary to perform Distributor’s obligations under this Agreement, nothing herein shall be deemed to limit Distributor’s right, or the right of any of Distributor’s managers, officers, or employees (who also may be a trustee, officer or employee of the Fund), or persons who are otherwise affiliated persons of the Fund to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person. Nothing in this Agreement shall prevent Distributor or any affiliated person (as defined in the 1940 Act) of Distributor from acting as distributor for any other person, firm or corporation (including other investment companies) or in any way limit or restrict Distributor or any such affiliated person from buying, selling or trading any securities for its or their own account or for the accounts of others from whom it or they may be acting; provided, however, that Distributor expressly represents that it will undertake no activities which, in its reasonable judgment, will adversely affect the performance of its obligations to the Fund under this Agreement.

21.	Arbitration

In the event of a dispute between or among the parties relating to or arising out of this Agreement or the relationship of the parties, the parties will submit the matter to arbitration in accordance with the rules and regulations of the Code of Arbitration Procedure adopted by FINRA. The parties further agree that any contract, agreement or understanding between a party and its designees shall contain a provision binding the designee to the terms of this Arbitration provision.

21.1.	Arbitration will be held in accordance with the rules and regulations of the Code of Arbitration Procedure adopted by FINRA, except (a) in the event that FINRA is unwilling to accept jurisdiction of the matter, such arbitration will be held in accordance with the rules and regulations of the American Arbitration Association under the Commercial Arbitration Procedures then in effect, and (b) in the event that a non-party to this Agreement brings an arbitration relating to or arising out of this Agreement, then the entire dispute shall be arbitrated in whichever arbitration forum such arbitration is brought, and the parties and their designees agree to submit to the jurisdiction of such arbitration forum. In the event that (x) a non-party initiates a judicial proceeding relating to, or arising out of, this Agreement, and (y) such claim cannot be compelled to arbitration, and (z) a party or its designee asserts a claim against another party or its designee in connection with such proceeding, then the entire dispute shall be litigated in that court, and the parties and their designees agree to submit to the jurisdiction of the court in that judicial proceeding.

21.2.	If the arbitration is brought by a party, the number of arbitrators will be three (3), and they will be selected in accordance with the rules and regulations of the Code of Arbitration Procedure adopted by FINRA, or the American Arbitration Association under the Commercial Arbitration Procedures then in effect, as appropriate. To the extent possible, the arbitrators shall be attorneys specializing in securities law. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of state laws inconsistent therewith, and judgment upon the award may be entered in any court having jurisdiction.

21.3.	The parties and their respective designees will each bear their own expenses, including legal and expert fees, if any, with respect to the arbitration. The arbitrator will designate the party
Ultimus Distribution Agreement
Dynamic Alternatives Fund, [Date]	Page 16 of 19

and/or designee to bear the costs of the arbitration forum and arbitrator’s fees or the respective amounts of such costs to be borne by each party and/or their designees. Any costs or fees, including reasonable attorneys’ fees, involved in enforcing the award shall be fully assessed against and paid by the party and/or designee resisting or preventing enforcement of the award.

21.4.	Nothing in this Section 21 will prevent the parties from resorting to judicial proceedings or otherwise for injunctive relief to prevent or limit irreparable harm or injury to such a party.

22.	Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by facsimile, electronic mail, or certified mail at the following address.

22.1.	If to the Fund or Advisor:

Hamilton Capital, LLC

Attn: William A. Leuby

5025 Arlington Centre Blvd., Suite 300

Columbus, OH 43220

E-mail: wal@hamiltoncapital.com

with a copy to:

Pamela M. Krill, Esq.

Godfrey & Kahn, S.C.

833 East Michigan Street, Suite 1800

Milwaukee, WI 53202

E-mail: PKrill@gklaw.com

22.2.	If to Distributor:

Ultimus Fund Distributors, LLC

Attn: General Counsel

4221 North 203rd Street, Suite 100

Elkhorn, NE 68022

Facsimile: (513) 587-3437

E-mail: legal@ultimusfundsolutions.com

23.	General Provisions

23.1.	Incorporation by Reference. This Agreement and its schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

23.2.	Conflicts. In the event of any conflict between this Agreement and any schedule, exhibit or other appendices hereto, this Agreement shall control.
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Dynamic Alternatives Fund, [Date]	Page 17 of 19

23.3.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

23.4.	Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

23.5.	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

23.6.	Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

23.7.	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.

Ultimus Distribution Agreement
Dynamic Alternatives Fund, [Date]	Page 18 of 19

The parties duly executed this Agreement as of [Date].

	Dynamic Alternatives Fund		Ultimus Fund Distributors, LLC

By:		By:
Name:		Name:	Kevin Guerette
Title:		Title:	President

Hamilton Capital, LLC

By:
Name:
Title:
Ultimus Distribution Agreement
Dynamic Alternatives Fund, [Date]	Page 19 of 19

Distribution Fee Letter

for

Dynamic Alternatives Fund

This Distribution Fee Letter appends that certain Distribution Agreement (the “Distribution Agreement”) dated [Date], by and among Dynamic Alternatives Fund, a Delaware statutory trust (the “Fund”), Hamilton Capital, LLC, an Ohio limited liability company (the “Advisor”), and Ultimus Fund Distributors, LLC, a limited liability company organized under the laws of the state of Ohio (“Distributor”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Distribution Agreement.

1.	Fees

[Omitted]

2.	Reimbursable Expenses

[Omitted]

3.	Term

3.1.	Initial Term. This Fee Letter shall continue in effect, unless earlier terminated by a party, until the expiration of the Distribution Agreement’s Initial Term (the “Initial Term”).

3.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall renew for successive 1-year periods (each a “Renewal Term”) subject to annual approval of such continuance by the Board of the Fund, including the approval of a majority of the Independent Trustees by vote cast in accordance with the 1940 Act or any exemptive relief therefrom at a meeting called for the purpose of voting on such approval.
Dynamic Alternatives Fund
Distribution Fee Letter	Page 1 of 3

4.	Fee Increases

[Omitted]

5.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all parties.

Signatures are located on the next page.

Dynamic Alternatives Fund
Distribution Fee Letter	Page 2 of 3

The parties duly executed this Distribution Fee Letter dated [Date].

	Dynamic Alternatives Fund		Ultimus Fund Distributors, LLC

By:		By:
Name:		Name:	Kevin Guerette
Title:		Title:	President

Hamilton Capital, LLC

By:
Name:
Title:
Dynamic Alternatives Fund
Distribution Fee Letter	Page 3 of 3